Exhibit (l)(3)

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

March 20, 2026

Oxford Lane Capital Corp.
8 Sound Shore Drive, Suite 255
Greenwich, CT 06830

Ladies and Gentlemen:

We have acted as counsel to Oxford Lane Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2ASR (File No. 333-283109) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective immediately upon filing with the Commission on November 8, 2024, and the final prospectus supplement, dated March 12, 2026 (including the base prospectus filed therewith, the “Prospectus”), filed with the Commission on March 16, 2026 pursuant to Rule 424 under the Securities Act relating to the proposed issuance by the Company of 2,400,000 shares of its 8.25% Series 2031 Term Preferred Stock Due 2031, $0.01 par value per share (the “Shares”), to be sold to underwriters pursuant to an underwriting agreement, dated as of March 12, 2026 (the “Underwriting Agreement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act and we express no opinion herein as to any matter other than as to the legality of the Shares.

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus and have examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinions set forth below, including the following documents:

(i)	the Underwriting Agreement;

(ii)	the Articles of Amendment and Restatement of the Company, as amended by the (a) Articles of Amendment, dated January 31, 2020, (b) Articles of Amendment, dated November 7, 2024, (c) Articles of Amendment, dated September 4, 2025 and (d) Articles Supplementary thereto, dated as of March 13, 2026 (as further modified, amended and supplemented by Annex A, Annex B, Annex C and Annex D thereto, the “Articles Supplementary”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(iii)	the Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

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(iv)	a Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date; and

(v)	resolutions approved by the board of directors of the Company (the “Board”) and resolutions approved by the pricing committee of the Board relating to, among other things, the authorization and issuance of the Shares.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, and (vi) at the time of issuance of the Shares, after giving effect to such issuance, the Company will be in compliance with the asset coverage requirements of Section 18(a)(1) of the Investment Company Act of 1940, as amended. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and /or representations of officers of the Company. We have also relied on certificates and confirmations of public officials (which we have assumed remain accurate as of the date of this opinion). We have not independently established the facts, or in the case of certificates and confirmations of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the contract laws of the State of New York and the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the Underwriting Agreement and the Articles Supplementary, will be validly issued, fully paid and non-assessable.

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The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP